Exhibit 99.1

ALTRIA REPORTS 2010 THIRD-QUARTER AND NINE-MONTH RESULTS

•	Altria’s 2010 reported diluted earnings per share up 28.6% to $0.54 in the third quarter and up 20.2% to $1.43 for the first nine months, versus the prior-year periods

•	Altria’s 2010 adjusted diluted earnings per share up 12.5% to $0.54 in the third quarter and up 6.6% to $1.46 for the first nine months, versus the prior-year periods

•	Cigarettes segment’s third-quarter operating companies income up 15.0% to $1.5 billion on a reported basis and up 9.0% to $1.6 billion on an adjusted basis, versus the prior-year period

•	Marlboro’s third-quarter retail share increases 0.7 share points versus the prior-year period to 42.6%

•	Smokeless products segment’s third-quarter operating companies income up 65.4% to $210 million on a reported basis and up 36.5% to $213 million on an adjusted basis, versus the prior-year period

•	Altria raises 2010 full-year guidance for reported diluted earnings per share from a range of $1.81 to $1.85 to a range of $1.83 to $1.87 due to favorable tax items

•	Altria reaffirms 2010 full-year guidance for adjusted diluted earnings per share in the range of $1.87 to $1.91, representing a growth rate of 7% to 9% from an adjusted base of $1.75 per share in 2009

RICHMOND, Va. October 20, 2010 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that its 2010 third-quarter reported diluted earnings per share (EPS) increased 28.6% to $0.54 versus $0.42 in the prior-year period. Reported results increased due primarily to higher 2010 operating companies income (OCI) from cigarettes and smokeless products, which included lower 2010 exit and implementation costs, and higher 2010 earnings from Altria’s equity investment in SABMiller plc (SABMiller). Third-quarter comparisons were also impacted by 2009 corporate exit costs. Altria’s 2010 third-quarter adjusted diluted EPS increased 12.5% to $0.54 versus $0.48 in the prior-year period, as shown in Table 1 below.

For the first nine months of 2010, reported diluted EPS increased 20.2% to $1.43 versus $1.19 in the prior-year period. Reported results increased due primarily to higher 2010 OCI from cigarettes and smokeless products, which included lower 2010 asset impairment, exit,

6601 West Broad Street, Richmond, VA 23230

integration and implementation costs, as well as the net benefit associated with the reversal of certain tax reserves and associated interest. These factors were partially offset by lower 2010 OCI from financial services. Comparisons for the nine months ended September 30 were also impacted by 2009 corporate exit costs, and 2009 transaction costs and financing fees related to the acquisition of UST LLC (UST). Altria’s adjusted diluted EPS for the first nine months of 2010 increased 6.6% to $1.46 versus $1.37 in the prior-year period, as shown in Table 1 below.

“The Altria family of companies delivered excellent financial results in the third quarter of 2010, as adjusted diluted earnings per share in the quarter grew by 12.5% versus the comparable year-ago period,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “This strong third-quarter earnings per share growth builds on our solid business results from the first half of the year. Through the first nine months of 2010, our adjusted earnings per share are up 6.6%, giving us confidence that we can achieve our earnings per share growth objective for the year.”

Table 1 - Altria’s Adjusted Results Excluding Special Items

	Third Quarter			Nine Months Ended September 30
	2010	2009	Change	2010	2009	Change
Reported diluted EPS	$0.54	$0.42	28.6%	$1.43	$1.19	20.2%
Asset impairment, exit, integration and implementation costs	0.01	0.06		0.04	0.14
UST acquisition-related costs*	—	—		—	0.06
SABMiller special items	—	0.01		0.03	(0.01)
Tax items	(0.01)	(0.01)		(0.04)	(0.01)

Adjusted diluted EPS	$0.54	$0.48	12.5%	$1.46	$1.37	6.6%

*	Excludes exit and integration costs

Dividend Increase

In August 2010, Altria announced that its Board of Directors voted to increase the regular quarterly dividend by 8.6% to $0.38 per common share versus the previous rate of $0.35 per common share. The current annualized dividend rate is $1.52 per common share. Future dividend payments remain subject to the discretion of the Board.

This was the second dividend increase in 2010, representing an overall dividend increase of 11.8% since the beginning of 2010. In February 2010, Altria’s quarterly dividend increased 2.9% to $0.35 per common share versus the previous rate of $0.34 per common share. As of October 15, 2010, Altria’s annualized dividend yield was 6.1%.

Debt

In the third quarter of 2010, Altria issued $200 million of 4.125% notes that mature in September 2015. In the second quarter of 2010, Altria issued $800 million of 4.125% notes that also mature in September 2015, and repaid $775 million of 7.125% notes that matured in June 2010.

Cost Management

Altria and its companies achieved cost savings of $80 million in the third quarter of 2010 and $252 million through the first nine months of 2010. Altria expects to achieve approximately $210 million in additional cost savings by the end of 2011 for total anticipated cost reductions of $1.5 billion versus 2006, as shown in Table 2 below.

Altria incurred pre-tax charges in the three- and nine-month periods of $24 million and $98 million, respectively, for asset impairment, exit and implementation costs primarily related to Philip Morris USA Inc.’s (PM USA) Manufacturing Optimization Program. Altria expects to incur pre-tax charges of approximately $10 million in the fourth quarter of 2010 primarily related to that program.

Table 2 - Altria and its Companies Cost Reduction Initiatives

($ in Millions)

	Cost Savings Achieved		Additional Cost Savings Expected by	Total Cost Savings Expected
	2007 through Q2 2010	Q3 2010	End of 2011
General corporate expense and SG&A	$1,116	$19	$165	$1,300
Manufacturing Optimization Program	94	61	45	200

Totals	$1,210	$80	$210	$1,500

Note: Altria expects to generate an estimated $300 million in UST integration cost savings by the end of 2011. UST integration cost savings are included primarily in the general corporate expense and SG&A line item beginning in 2009.

UST Restructuring and Integration Charges

In January 2009, Altria completed the acquisition of UST and its subsidiaries, U.S. Smokeless Tobacco Company LLC (USSTC) and Ste. Michelle Wine Estates Ltd. (Ste. Michelle). Altria incurred pre-tax charges in the third quarter of 2010 and first nine months of 2010 of $8 million and $32 million, respectively, for acquisition-related costs as well as restructuring and integration costs. Altria expects to incur charges of approximately $15 million in the fourth quarter of 2010 for integration-related activities. Altria expects the UST acquisition to be accretive to its 2010 adjusted diluted earnings per share.

Tax Events

In the third quarter of 2010, Altria recorded tax benefits of $33 million, primarily from the reversal of tax reserves and associated interest related to the closure of state audits and expiration of statutes of limitations. These tax benefits are reflected in Schedule 1, “Provision for income taxes.”

Third-quarter income tax comparisons also reflect 2009 tax events consisting of lower state taxes and the reversal of $88 million of tax reserves and interest related to Altria’s former subsidiary, Kraft Foods Inc. (Kraft), which is reflected in Schedule 1, “Provision for income taxes.” This $88 million tax benefit was fully offset by a reduction of a corresponding receivable from Kraft, which is also reflected in Schedule 1, “Reduction of Kraft receivable.”

For the first nine months of 2010, Altria recorded net tax benefits of $79 million, primarily for the reversal of tax reserves and associated interest related to the closure of federal and state audits, and the expiration of statutes of limitations. In addition, income tax comparisons were impacted by the reversal of tax reserves and interest of $169 million related to Altria’s former subsidiaries, Kraft and Philip Morris International Inc. (PMI), in the second quarter of 2010, which is reflected in Schedule 3, “Provision for income taxes.” This $169 million tax benefit was fully offset by reductions of corresponding receivables from Kraft and PMI, which is also reflected in Schedule 3, “Reduction of Kraft and PMI receivables.”

Excluding the tax events during the third quarter and first nine months of 2010, Altria’s income tax rates for the three- and nine-month periods are consistent with its 2010 forecasted full-year effective tax rate on operations of approximately 35.2%.

2010 Full-Year Guidance

Altria raises its 2010 full-year guidance for reported diluted EPS from a range of $1.81 to $1.85 to a range of $1.83 to $1.87, reflecting tax benefits from the reversal of tax reserves and associated interest discussed above. This forecast includes estimated net charges of $0.04 per share related to asset impairment, exit, integration and implementation costs, UST acquisition-related costs, SABMiller special items and tax items.

Altria reaffirms its 2010 full-year guidance for adjusted diluted EPS in the range of $1.87 to $1.91, representing a forecasted growth rate of 7% to 9% from an adjusted base of $1.75 per share in 2009.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of forecasted reported diluted earnings per share to adjusted diluted earnings per share are shown in Table 3 below.

Table 3 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2010 Guidance	2009	Change
Reported diluted EPS	$1.83 to $1.87	$1.54	19% to 21%
Asset impairment, exit, integration and implementation costs	0.04	0.19
UST acquisition-related costs*	0.01	0.06
SABMiller special items	0.03	—
Tax items	(0.04)	(0.04)

Adjusted diluted EPS	$1.87 to $1.91	$1.75	7% to 9%

*	Excludes exit and integration costs

Conference Call

A conference call with the investment community and news media will be webcast on October 20, 2010 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

ALTRIA GROUP, INC.

Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to management for use in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release.

Altria’s reporting segments are Cigarettes, manufactured by PM USA; Smokeless Products, manufactured by or on behalf of USSTC and PM USA; Cigars, manufactured by John Middleton Co. (Middleton); Wine, produced and distributed by Ste. Michelle; and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

In the third quarter of 2010, Altria’s net revenues increased 1.6% to $6.4 billion, and revenues net of excise taxes increased 3.3% to $4.5 billion versus the prior-year period due primarily to higher pricing, partially offset by lower volume and lower financial services revenues. Operating income increased 27.4% versus the prior-year period to $1.8 billion due primarily to higher 2010 OCI from cigarettes and smokeless products, a reduction of a Kraft receivable in 2009 for tax liabilities that was fully offset by a tax benefit associated with Kraft, and corporate exit costs incurred in 2009. Net earnings attributable to Altria increased 28.2% versus the prior-year period to $1.1 billion due primarily to higher operating income, and higher earnings from Altria’s equity investment in SABMiller.

For the first nine months of 2010, Altria’s net revenues increased 5.1% to $18.4 billion, and revenues net of excise taxes increased 0.2% to $12.8 billion versus the prior-year period due primarily to higher pricing, mostly offset by lower volume and lower financial services revenues. Operating income increased 11.1% versus the prior-year period to $4.7 billion due primarily to higher 2010 OCI from cigarettes and smokeless products, and 2009 UST acquisition-related transaction costs and corporate exit costs. These increases were partially offset by lower 2010 OCI from financial services, as well as higher reductions of Kraft and PMI receivables for tax liabilities that were fully offset by tax benefits associated with Kraft and PMI. Net earnings attributable to Altria increased 20.4% versus the prior-year period to $3.0 billion due primarily to higher operating income, and lower interest and other debt expense, net, as a result of 2009 financing fees related to the acquisition of UST, and the reversal of tax reserves and associated interest as discussed above.

CIGARETTES

The cigarettes segment’s financial and volume comparisons for the first nine months of 2010 were impacted by events related to last year’s FET increase on tobacco products.

The cigarettes segment’s net revenues and revenues net of excise taxes for the three- and nine-month periods increased primarily due to higher pricing. Net revenues for the three- and nine-month periods increased 1.8% and 5.8%, respectively, and revenues net of excise taxes for the three- and nine-month periods grew 4.0% and 0.9%, respectively, versus the prior-year periods, as shown in Table 4 below.

Reported OCI for the cigarettes segment for the three- and nine-month periods increased 15.0% and 8.0%, respectively, versus the prior-year periods due primarily to higher list prices, cost savings from the Manufacturing Optimization Program and lower promotional spending, partially offset by lower volume and higher U.S. Food and Drug Administration (FDA) user fees. Excluding restructuring costs primarily related to the previously announced closure of PM USA’s Cabarrus manufacturing facility, adjusted OCI for the three- and nine-month periods increased 9.0% and 5.6%, respectively, versus the prior-year periods. Revenues and OCI for the cigarettes segment are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues and OCI ($ Millions)

	Third Quarter				Nine Months Ended September 30
	2010	2009	Change		2010	2009	Change
Net Revenues	$5,729	$5,626	1.8%		$16,441	$15,546	5.8%
Excise taxes	(1,853)	(1,899)			(5,431)	(4,631)

Revenues net of excise taxes	$3,876	$3,727	4.0%		$11,010	$10,915	0.9%

Reported OCI	$1,533	$1,333	15.0%		$4,213	$3,902	8.0%
Asset impairment, exit, and implementation costs	24	96			98	180

Adjusted OCI	$1,557	$1,429	9.0%		$4,311	$4,082	5.6%

Adjusted OCI margins*	40.2%	38.3%	1.9	pp	39.2%	37.4%	1.8	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Beginning in the first quarter of 2010, PM USA revised its cigarettes segment reporting of volume and retail share results to reflect how management evaluates segment performance. PM USA is reporting the volume and retail share performance as follows: Marlboro; Other Premium brands, such as Virginia Slims, Parliament and Benson & Hedges; and Discount brands, which include Basic, L&M and other discount brands.

PM USA’s reported domestic cigarette shipment volume for the three- and nine-month periods declined 2.4% and 4.7%, respectively, versus the prior-year periods. After adjusting primarily for changes in trade inventories, PM USA’s domestic shipment cigarette volume for the three- and nine-month periods was estimated to be down approximately 4% and 6%, respectively, versus the prior-year periods. Total cigarette category volume for the three- and nine-month periods was down an estimated 4% and 6%, respectively, versus the prior-year periods when adjusted primarily for changes in trade inventories. PM USA’s cigarette volume performance is summarized in Table 5 below.

Table 5 - Cigarettes: Reported Volume (Units in Billions)

	Third Quarter			Nine Months Ended September 30
	2010	2009	Change	2010	2009	Change
Marlboro	31.8	31.9	(0.3)%	92.7	95.6	(3.0)%
Other Premium	2.8	3.0	(9.3)%	7.9	9.0	(12.7)%
Discount	2.0	2.6	(21.0)%	6.6	7.9	(16.3)%

Total Cigarettes	36.6	37.5	(2.4)%	107.2	112.5	(4.7)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.; percent volume change calculation is based on units to the nearest million.

Marlboro continued to deliver strong retail share results. Marlboro’s retail share for the three- and nine-month periods increased 0.7 and 0.8 share points, respectively, versus the prior-year periods. PM USA’s retail share for both the three- and nine-month periods decreased 0.1 share point versus the prior-year periods. PM USA’s retail share performance is summarized in Table 6 below.

Table 6 - Cigarettes: Retail Share (Percent)

	Third Quarter			Nine Months Ended September 30
	2010	2009	Change	2010	2009	Change
Marlboro	42.6	41.9	0.7 pp	42.7	41.9	0.8 pp
Other Premium	3.9	4.2	(0.3) pp	3.9	4.4	(0.5) pp
Discount	3.1	3.6	(0.5) pp	3.4	3.8	(0.4) pp

Total Cigarettes	49.6	49.7	(0.1) pp	50.0	50.1	(0.1) pp

Note: Cigarettes segment retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail.

SMOKELESS PRODUCTS

Altria acquired UST and its smokeless tobacco business, USSTC, on January 6, 2009. As a result, USSTC’s financial results from January 6 through September 30, 2009 are included in Altria’s consolidated and segment results for the nine months ended September 30, 2009. In addition, the smokeless products segment includes PM USA’s smokeless products.

The smokeless products segment’s financial and volume comparisons for the first nine months of 2010 were impacted by events related to last year’s FET increase on tobacco products.

The smokeless products segment’s net revenues and revenues net of excise taxes for the three- and nine-month periods increased primarily due to higher volume. Net revenues for the three- and nine-month periods increased 10.5% and 13.4%, respectively, and revenues net of excise taxes for the three- and nine-month periods grew 11.3% and 12.5%, respectively, versus the prior-year periods, as shown in Table 7 below.

Reported OCI for the smokeless products segment for the three- and nine-month periods increased 65.4% and 94.0%, respectively, versus the prior-year periods due primarily to lower exit and integration costs, higher volume and cost savings. Excluding restructuring and UST acquisition-related costs, adjusted OCI for the smokeless products segment for the three- and nine-month periods increased 36.5% and 21.8% versus the prior-year periods. Revenues and OCI for the smokeless products segment are summarized in Table 7 below.

Table 7 - Smokeless Products: Revenues and OCI ($ Millions)

	Third Quarter				Nine Months Ended September 30
	2010	2009	Change		2010	2009	Change
Net Revenues	$389	$352	10.5%		$1,160	$1,023	13.4%
Excise taxes	(26)	(26)			(79)	(62)

Revenues net of excise taxes	$363	$326	11.3%		$1,081	$961	12.5%

Reported OCI	$210	$127	65.4%		$586	$302	94.0%
Exit and integration costs	2	28			15	179
UST acquisition-related costs	1	1			2	14

Adjusted OCI	$213	$156	36.5%		$603	$495	21.8%

Adjusted OCI margins*	58.7%	47.9%	10.8	pp	55.8%	51.5%	4.3	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

USSTC and PM USA’s combined reported domestic smokeless products shipment volume for the three- and nine-month periods increased 16.4% and 15.6%, respectively, versus the prior-year periods due primarily to category growth, retail share growth and trade inventory changes. After adjusting for trade inventory changes, USSTC and PM USA’s combined domestic smokeless products shipment volume for both the three- and nine-month periods was estimated to be up approximately 10%, versus the prior-year periods. USSTC believes that the smokeless category’s volume grew at an estimated rate of approximately 7% in the three- and nine-month periods versus the prior-year periods. USSTC and PM USA’s combined volume performance for domestic smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Reported Volume (Cans and Packs in Millions)

	Third Quarter			Nine Months Ended September 30
	2010	2009	Change	2010	2009	Change
Copenhagen	80.9	67.8	19.3%	244.9	202.7	20.8%
Skoal	69.8	66.9	4.3%	208.7	198.7	5.0%

Copenhagen and Skoal	150.7	134.7	11.8%	453.6	401.4	13.0%
Red Seal/Other	33.2	23.3	42.8%	98.3	75.9	29.6%

Total Smokeless Products	183.9	158.0	16.4%	551.9	477.3	15.6%

Note: Other includes USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units but excludes international volume. Additionally, 2009 volume includes 10.9 million cans of domestic volume shipped by USSTC prior to the UST acquisition. Percent volume change calculation is based on cans and packs to the nearest thousand. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. USSTC and PM USA have assumed the following equivalent ratios to calculate volumes of cans and packs shipped: one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST; one can of Skoal Slim Can pouches is equivalent to a 0.53 can of MST; and all other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

USSTC and PM USA’s combined retail share of smokeless products for the three- and nine-month periods increased 1.9 and 0.9 share points, respectively, versus the prior-year periods, driven primarily by Copenhagen and the national introduction of Marlboro Snus. Copenhagen and Skoal’s combined retail share for the three- and nine-month periods increased 1.4 and 1.2 share points, respectively, versus the prior-year periods.

Copenhagen’s retail share for both the three- and nine-month periods increased 2.3 share points to 25.5% and 25.6%, respectively, versus the prior-year periods. The brand benefited from its introductions of Copenhagen Long Cut Wintergreen in the fourth quarter of 2009, and Copenhagen Long Cut Straight and Extra Long Cut Natural at the end of the first quarter of 2010, as well as other brand-building programs.

Skoal’s retail share for the three- and nine-month periods declined 0.9 and 1.1 share points, respectively, versus the prior-year periods as the brand’s performance continued to be impacted by the Copenhagen and Marlboro Snus product introductions and competitive activity. Skoal’s third-quarter retail share was essentially unchanged versus the second quarter of 2010 as the brand benefited from brand-building initiatives launched earlier this year. USSTC and PM USA’s combined retail share performance for smokeless products is summarized in Table 9 below.

Table 9 - Smokeless Products: Retail Share (Percent)

	Third Quarter			Nine Months Ended September 30
	2010	2009	Change	2010	2009	Change
Copenhagen	25.5	23.2	2.3 pp	25.6	23.3	2.3 pp
Skoal	22.6	23.5	(0.9) pp	22.7	23.8	(1.1) pp

Copenhagen and Skoal	48.1	46.7	1.4 pp	48.3	47.1	1.2 pp
Red Seal/Other	7.5	7.0	0.5 pp	7.3	7.6	(0.3) pp

Total Smokeless Products	55.6	53.7	1.9 pp	55.6	54.7	0.9 pp

Note: Retail share performance is based on data from SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless tobacco products. It is SymphonyIRI’s standard practice to periodically refresh their InfoScan syndicated services, which could restate retail share results that were previously released. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

CIGARS

The cigars segment’s financial and volume comparisons for the first nine months of 2010 were impacted by events related to last year’s FET increase on tobacco products.

The cigars segment’s net revenues and revenues net of excise taxes for the three-month period decreased 3.9% and 9.1%, respectively, versus the prior-year periods due primarily to increased spending behind brand-building initiatives, partially offset by higher pricing. The cigars segment’s net revenues and revenues net of excise taxes for the nine-month period increased 13.2% and 1.8%, respectively, versus the prior-year periods due primarily to higher pricing.

In the third quarter of 2010, reported and adjusted OCI for the cigars segment decreased 12.2% versus the prior-year period, due primarily to higher costs for brand-building initiatives and new products. For the first nine months of 2010, reported OCI for the cigars segment increased 5.0% versus the prior-year period, due primarily to lower integration costs. Excluding integration costs, the cigars segment’s adjusted OCI for the first nine months of 2010 increased 0.7% versus the prior-year period. Revenues and OCI for the cigars segment are summarized in Table 10 below.

Table 10 - Cigars: Revenues and OCI ($ Millions)

	Third Quarter				Nine Months Ended September 30
	2010	2009	Change		2010	2009	Change
Net Revenues	$147	$153	(3.9)%		$437	$386	13.2%
Excise taxes	(57)	(54)			(160)	(114)

Revenues net of excise taxes	$90	$99	(9.1)%		$277	$272	1.8%

Reported OCI	$43	$49	(12.2)%		$146	$139	5.0%
Integration costs	—	—			1	7

Adjusted OCI	$43	$49	(12.2)%		$147	$146	0.7%

Adjusted OCI margins*	47.8%	49.5%	(1.7	) pp	53.1%	53.7%	(0.6	) pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Middleton’s reported cigar volume for the three- and nine-month periods decreased 0.8% and 1.4%, respectively, versus the prior-year periods, due primarily to Black & Mild’s share performance. After adjusting for changes in trade inventories, Middleton’s shipment volume for the three- and nine-month periods was estimated to be down 4% and 3%, respectively, versus the prior-year periods. Middleton estimates that the machine-made large cigars category’s volume grew approximately 2% in the third quarter of 2010. Middleton’s volume performance for cigars is summarized in Table 11 below.

Table 11 - Cigars: Volume (Units in Millions)

	Third Quarter			Nine Months Ended September 30
	2010	2009	Change	2010	2009	Change
Black & Mild	332	333	(0.2)%	924	932	(0.8)%

Total Cigars	338	341	(0.8)%	943	956	(1.4)%

Note: Percent volume change calculation is based on units to the nearest thousand.

Black & Mild’s retail share for the three- and nine-month periods decreased 1.4 and 1.3 share points, respectively, versus the prior-year periods due primarily to heightened competitive activity. On a sequential basis, Black & Mild’s third-quarter retail share increased 1.4 share points versus the second quarter of 2010 as the brand benefited from the introduction of Black & Mild Royale and other brand-building initiatives. Middleton’s retail share performance for cigars is summarized in Table 12 below.

Table 12 - Cigars: Retail Share (Percent)

	Third Quarter				Nine Months Ended September 30
	2010	2009	Change		2010	2009	Change
Black & Mild	29.1	30.5	(1.4	) pp	28.3	29.6	(1.3	) pp

Total Cigars	29.4	31.1	(1.7	) pp	28.7	30.2	(1.5	) pp

Note: Retail share results for cigars are based on data from SymphonyIRI Group (SymphonyIRI) InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh their InfoScan syndicated services, which could restate retail share results that were previously released.

WINE

Altria acquired UST and its premium wine business, Ste. Michelle, on January 6, 2009. As a result, Ste. Michelle’s financial results from January 6 through September 30, 2009 are included in Altria’s consolidated and segment results for the nine months ended September 30, 2009.

The wine segment’s net revenues and revenues net of excise taxes increased due primarily to higher volume. Net revenues for the three- and nine-month periods increased 4.9% and 13.7%, respectively, and revenues net of excise taxes for the three- and nine-month periods grew 3.0% and 13.5%, respectively, versus the prior-year periods, as shown in Table 13 below.

The wine segment’s reported OCI for the three-month period was unchanged versus the prior-year period at $12 million. For the nine-month period, reported OCI increased 40.9% versus the prior-year period due primarily to lower restructuring and acquisition-related costs, and higher volume. Excluding UST acquisition-related exit and integration costs, the wine segment’s adjusted OCI for the three-month period declined 10.5% versus the prior-year period, and increased 7.0% for the nine-month period as shown in Table 13 below.

Table 13 - Wine: Revenues and OCI ($ Millions)

	Third Quarter				Nine Months Ended September 30
	2010	2009	Change		2010	2009	Change
Net Revenues	$107	$102	4.9%		$308	$271	13.7%
Excise taxes	(5)	(3)			(13)	(11)

Revenues net of excise taxes	$102	$99	3.0%		$295	$260	13.5%

Reported OCI	$12	$12	—%		$31	$22	40.9%
Exit and integration costs	1	2			2	6
UST acquisition-related costs	4	5			13	15

Adjusted OCI	$17	$19	(10.5)%		$46	$43	7.0%

Adjusted OCI margins*	16.7%	19.2%	(2.5	) pp	15.6%	16.5%	(0.9	) pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle’s reported wine shipment volume for the three- and nine-month periods increased 4.5% and 11.5%, respectively, versus the prior-year periods due primarily to higher off-premise channel volume that includes liquor stores, supermarkets and drug stores versus the prior-year periods, as well as calendar differences. After adjusting for calendar differences, Ste. Michelle’s wine shipment volume for the three- and nine-month periods was estimated to be up 3% and 9%, respectively, versus the prior-year period. Ste. Michelle believes that its volume growth slowed in the third quarter of 2010 as wholesalers depleted inventories built in the first half of 2010. Ste. Michelle’s reported volume performance for wine is summarized in Table 14 below.

Table 14 - Wine: Reported Volume (Cases in Thousands)

	Third Quarter			Nine Months Ended September 30
	2010	2009	Change	2010	2009	Change
Chateau Ste. Michelle	557	501	11.0%	1,625	1,376	18.1%
Columbia Crest	445	493	(9.8)%	1,406	1,379	1.9%
Other	536	477	12.6%	1,527	1,333	14.6%

Total Wine	1,538	1,471	4.5%	4,558	4,088	11.5%

Note: Percent volume change calculation is based on units to the nearest hundred.

Ste. Michelle’s retail unit volume for the three- and nine-month periods increased 7% and 6%, respectively, versus the prior-year periods. The total wine industry’s retail unit volume for the three- and nine-month periods increased 2% and 3%, respectively, versus the prior-year periods. Ste. Michelle and total wine industry retail unit volume change is summarized in Table 15 below.

Table 15 - Wine Retail Unit Volume Change (Percent)

	Third Quarter	Nine Months Ended September 30
	Change	Change
Ste. Michelle	7%	6%

Total Wine Industry	2%	3%

Note: Retail unit volume percentage change is based on data from The Nielsen Company (Nielsen) and its Nielsen Total Wine Database – U.S. Food, Drug & Liquor, which tracks retail metrics in the wine space. It is Nielsen’s standard practice to periodically refresh their syndicated databases, which could restate retail metrics that were previously released. Ste. Michelle’s retail unit volume includes Villa Maria Estate in 2010 and excludes it in 2009. Ste. Michelle gained distribution rights to Villa Maria Estate in 2010.

FINANCIAL SERVICES

Reported OCI for the financial services segment for the three- and nine-month periods was lower than the prior-year periods due primarily to lower gains on asset sales in 2010. Reported OCI was $27 million in the third quarter of 2010, a decrease of $30 million versus the prior-year period, and $87 million for the first nine months of 2010, a decrease of $173 million versus the prior-year period. The allowance for losses at the end of the third quarter of 2010 was $202 million, which was unchanged versus the end of the second quarter of 2010. PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

ALTRIA’S PROFILE

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle, and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

FORWARD-LOOKING and CAUTIONARY STATEMENTS

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release and today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the period ended June 30, 2010.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including broad-based regulation by the FDA; privately imposed smoking restrictions; and, from time to time, governmental and grand jury investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

Source: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended September 30,

(in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$6,402	$6,300	1.6%
Cost of sales (*)	1,985	2,033	(2.4)%
Excise taxes on products (*)	1,941	1,982	(2.1)%

Gross profit	2,476	2,285	8.4%
Marketing, administration and research costs	648	628
Exit costs	3	79

Operating companies income	1,825	1,578	15.7%
Amortization of intangibles	6	7
General corporate expenses	43	35
Reduction of Kraft receivable	—	88
Corporate exit costs	—	54

Operating income	1,776	1,394	27.4%
Interest and other debt expense, net	279	279
Earnings from equity investment in SABMiller	(186)	(119)

Earnings before income taxes	1,683	1,234	36.4%
Provision for income taxes	552	352	56.8%

Net earnings attributable to Altria Group, Inc.	$1,131	$882	28.2%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.54	$0.43	25.6%
Diluted earnings per share attributable to Altria Group, Inc.	$0.54	$0.42	28.6%

Weighted average diluted shares outstanding	2,080	2,072	0.4%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended September 30,

(dollars in millions)

(Unaudited)

	Net Revenues

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$5,729	$389	$147	$107	$30	$6,402
2009	5,626	352	153	102	67	6,300
% Change	1.8%	10.5%	(3.9)%	4.9%	(55.2)%	1.6%

Reconciliation:
For the quarter ended September 30, 2009	$5,626	$352	$153	$102	$67	$6,300

Operations	103	37	(6)	5	(37)	102

For the quarter ended September 30, 2010	$5,729	$389	$147	$107	$30	$6,402

	Operating Companies Income

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$1,533	$210	$43	$12	$27	$1,825
2009	1,333	127	49	12	57	1,578
% Change	15.0%	65.4%	(12.2)%	—	(52.6)%	15.7%

Reconciliation:
For the quarter ended September 30, 2009	$1,333	$127	$49	$12	$57	$1,578

Exit costs - 2009	52	23	—	1	3	79
Integration costs - 2009	—	5	—	1	—	6
Implementation costs - 2009	44	—	—	—	—	44
UST acquisition-related costs - 2009	—	1	—	5	—	6

	96	29	—	7	3	135

Exit costs - 2010	(3)	—	—	—	—	(3)
Integration costs - 2010	—	(2)	—	(1)	—	(3)
Implementation costs - 2010	(21)	—	—	—	—	(21)
UST acquisition-related costs - 2010	—	(1)	—	(4)	—	(5)

	(24)	(3)	—	(5)	—	(32)

Operations	128	57	(6)	(2)	(33)	144

For the quarter ended September 30, 2010	$1,533	$210	$43	$12	$27	$1,825

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Nine Months Ended September 30,

(in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$18,436	$17,542	5.1%
Cost of sales (*)	5,819	5,941	(2.1)%
Excise taxes on products (*)	5,683	4,818	18.0%

Gross profit	6,934	6,783	2.2%
Marketing, administration and research costs	1,841	1,920
Asset impairment and exit costs	30	238

Operating companies income	5,063	4,625	9.5%
Amortization of intangibles	16	16
General corporate expenses	142	138
Reduction of Kraft and PMI receivables	169	88
UST acquisition-related transaction costs	—	60
Corporate exit costs	1	61

Operating income	4,735	4,262	11.1%
Interest and other debt expense, net	856	902
Earnings from equity investment in SABMiller	(437)	(442)

Earnings before income taxes	4,316	3,802	13.5%
Provision for income taxes	1,329	1,320	0.7%

Net earnings	2,987	2,482	20.3%
Net earnings attributable to noncontrolling interests	(1)	(1)

Net earnings attributable to Altria Group, Inc.	$2,986	$2,481	20.4%

Per share data (**):
Basic earnings per share attributable to Altria Group, Inc.	$1.43	$1.20	19.2%
Diluted earnings per share attributable to Altria Group, Inc.	$1.43	$1.19	20.2%

Weighted average diluted shares outstanding	2,078	2,070	0.4%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.
(**)	Basic and diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Nine Months Ended September 30,

(dollars in millions)

(Unaudited)

	Net Revenues

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$16,441	$1,160	$437	$308	$90	$18,436
2009	15,546	1,023	386	271	316	17,542
% Change	5.8%	13.4%	13.2%	13.7%	(71.5)%	5.1%

Reconciliation:
For the nine months ended September 30, 2009	$15,546	$1,023	$386	$271	$316	$17,542

Operations	895	137	51	37	(226)	894

For the nine months ended September 30, 2010	$16,441	$1,160	$437	$308	$90	$18,436

	Operating Companies Income

	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$4,213	$586	$146	$31	$87	$5,063
2009	3,902	302	139	22	260	4,625
% Change	8.0%	94.0%	5.0%	40.9%	(66.5)%	9.5%

Reconciliation:
For the nine months ended September 30, 2009	$3,902	$302	$139	$22	$260	$4,625

Exit costs - 2009	86	146	—	3	3	238
Integration costs - 2009	—	33	7	3	—	43
Implementation costs - 2009	94	—	—	—	—	94
UST acquisition-related costs - 2009	—	14	—	15	—	29

	180	193	7	21	3	404

Asset impairment and exit costs - 2010	(28)	(2)	—	—	—	(30)
Integration costs - 2010	—	(13)	(1)	(2)	—	(16)
Implementation costs - 2010	(70)	—	—	—	—	(70)
UST acquisition-related costs - 2010	—	(2)	—	(13)	—	(15)

	(98)	(17)	(1)	(15)	—	(131)

Operations	229	108	1	3	(176)	165

For the nine months ended September 30, 2010	$4,213	$586	$146	$31	$87	$5,063

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,853	$1,899	$5,431	$4,631
Smokeless products	26	26	79	62
Cigars	57	54	160	114
Wine	5	3	13	11

	$1,941	$1,982	$5,683	$4,818

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,259	$1,248	$3,669	$3,750
Smokeless products	2	3	7	7
Cigars	1	2	3	4

	$1,262	$1,253	$3,679	$3,761

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$28	$10	$83	$11
Smokeless products	—	—	1	—

	$28	$10	$84	$11

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended September 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2010 Net Earnings	$1,131	$0.54
2009 Net Earnings	$882	$0.42
% Change	28.2%	28.6%

Reconciliation:
2009 Net Earnings	$882	$0.42

2009 Exit, integration and implementation costs	117	0.06
2009 UST acquisition-related costs	5	—
2009 SABMiller special items	25	0.01
2009 Tax items	(31)	(0.01)

	116	0.06

2010 Exit, integration and implementation costs	(16)	(0.01)
2010 UST acquisition-related costs	(3)	—
2010 SABMiller special items	(14)	—
2010 Tax items	33	0.01

	—	—

Change in tax rate	16	0.01
Operations	117	0.05

2010 Net Earnings	$1,131	$0.54

2010 Net Earnings Adjusted For Special Items	$1,131	$0.54
2009 Net Earnings Adjusted For Special Items	$998	$0.48
% Change	13.3%	12.5%

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Nine Months Ended September 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (*)
2010 Net Earnings	$2,986	$1.43
2009 Net Earnings	$2,481	$1.19
% Change	20.4%	20.2%

Reconciliation:
2009 Net Earnings	$2,481	$1.19

2009 Exit, integration and implementation costs	279	0.14
2009 UST acquisition-related costs	126	0.06
2009 SABMiller special items	(16)	(0.01)
2009 Tax items	(31)	(0.01)

	358	0.18

2010 Asset impairment, exit, integration and implementation costs	(75)	(0.04)
2010 UST acquisition-related costs	(9)	—
2010 SABMiller special items	(55)	(0.03)
2010 Tax items	79	0.04

	(60)	(0.03)

Greater shares outstanding	—	(0.01)
Change in tax rate	66	0.03
Operations	141	0.07

2010 Net Earnings	$2,986	$1.43

2010 Net Earnings Adjusted For Special Items	$3,046	$1.46
2009 Net Earnings Adjusted For Special Items	$2,839	$1.37
% Change	7.3%	6.6%

(*)	Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$1,700	$1,871
Inventories	1,618	1,810
Deferred income taxes	1,264	1,336
Other current assets	924	756
Property, plant and equipment, net	2,422	2,684
Goodwill and other intangible assets, net	17,296	17,312
Investment in SABMiller	5,374	4,980
Other long-term assets	1,837	1,097

Total consumer products assets	32,435	31,846
Total financial services assets	4,675	4,831

Total assets	$37,110	$36,677

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$775
Accrued settlement charges	3,226	3,635
Other current liabilities	3,123	3,582
Long-term debt	12,194	11,185
Deferred income taxes	4,779	4,383
Accrued postretirement health care costs	2,373	2,326
Accrued pension costs	1,143	1,157
Other long-term liabilities	960	1,248

Total consumer products liabilities	27,798	28,291
Total financial services liabilities	4,127	4,282

Total liabilities	31,925	32,573
Redeemable noncontrolling interest	33	32
Total stockholders’ equity	5,152	4,072

Total liabilities and stockholders’ equity	$37,110	$36,677

Total debt	$12,194	$11,960